Exhibit (h)(3)

                           Scudder Service Corporation

                      AARP Investment Program Fee Schedule
                   Under Transfer Agency and Service Agreement

                           (Effective February 1,1999)

As detailed below, the AARP Funds fee schedule is comprised of a base monthly fee charged to the Program, separate charges billed monthly for each service telephone interaction and each subscription/redemption/exchange transaction, and an annual charge for each fund account. These charges will be allocated to the funds on the basis described in the schedule below.

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Billing Methodology:                                              Fee:                                 Allocated to Funds by:
--------------------                                              ----                                 ----------------------

Base Monthly Fee:                                                 $1,350,000    per month         Total assets in Program divided
                                                                                                    by total assets in each fund

Telephone Servicing Fee:

     First 900,000 service calls per year                            $  7.50     per call        Total accounts in Program divided
     Remainder of calls per year                                     $  3.50     per call          by total accounts in each fund

Transaction Fee:

     Subscription/Redemption/Exchange                                $  1.35 per transaction          Actual fund transactions

Account Fee:

     Retirement Accounts (charged at 1/12th per month)               $  7.50/yr. per account          Actual fund accounts
     Regular Accounts      (charged at 1/12th per month)              $ 6.00/yr. per account          Actual fund accounts

------------------------------------------------------------------------------------------------------------------------------------

Out of pocket expenses shall be reimbursed to Scudder Service Corporation or paid directly by the funds. Such expenses include but are not limited to the following:

     Telephone (portion allocable to servicing accounts)
     Postage, overnight service or similar services
     Stationary and envelopes
     Shareholder Statements - printing and postage
     Checks - stock supply, printing and postage
     Data Circuits
     Forms
     Microfilm and microfiche
     Bank check clearing and processing charges
     Sub-Transfer Agency Services (Boston Financial Data Services) Transfer Agency Record Keeping (DST, Inc. - TA/2000 Services) Expenses incurred at the specific direction of the fund

This schedule covers telephone representative assisted services provided from Monday through Friday, 8:00 a.m. to 8:00 p.m. EST and Saturdays and holidays from January through April.

Payment
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The above will be billed within the first five (5) business days of each month and will be paid by wire within five (5) business days of receipt.

On behalf of the Funds listed on
Attachment A:                                   Scudder Service Corporation


By:____________________                         By:___________________
     Linda C. Coughlin                             Michael J. Curran
     Chairperson of the Board                      President

     Date: February 1, 1999                        Date: February 1, 1999